CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                       U.S. AUTOMOTIVE MANUFACTURING, INC.

                    ----------------------------------------
                    Adopted in accordance with the provisions
                    of Section 242 of the General Corporation
                          Law of the State of Delaware
                    -----------------------------------------


     The undersigned, being the Chairman of the Board of U.S. AUTOMOTIVE MANUFACTURING, INC. (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

     FIRST: That the Certificate of Incorporation of the Corporation has been amended by the addition of the following to Article FOURTH:

               "The presently issued and outstanding shares of Common Stock, exclusive of treasury stock, shall be combined in the ratio of one (1) share of Common Stock for each fifteen (15) shares of Common Stock currently issued and outstanding. Such combination shall not change the stated capital of the Corporation nor shall it affect the rights or preferences of the holders of the shares of Common Stock now issued and outstanding."



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     SECOND:  That such  amendment has been duly adopted in accordance  with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote a meeting of the stockholders.

     IN WITNESS WHEREOF, I have signed this Certificate this 11th day of February, 1999.

                                          U.S. AUTOMOTIVE MANUFACTURING, INC.


                                          By:  /s/ John W. Kohut
                                               -------------------------------
                                               Name:  John W. Kohut
                                               Title: Chairman of the Board